EXHIBIT 3.2



                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             Chicago, Illinois 60603

                                  June 14, 2005

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 564
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Ladies/Gentlemen:

         We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Unit Trusts, Municipal Series 564 (the "Fund"), in connection with the issuance of units of fractional undivided interest (the "Units") under a Trust Agreement, dated June 14, 2005 (the "Indenture"), among Van Kampen Funds Inc., as depositor, Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee").

         In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Trust will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trust at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

         You have informed us that the assets of the Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of the Trust constitute the "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal income tax treatment thereof.

         Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

                   (i) We are of the opinion that, under existing United States Federal income tax law, the Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

                  (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust's assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's assets.

                 (iii) Although the discussion in the Prospectus under the heading "Federal Tax Status" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and
         (b) the discussion under "Federal Tax Status" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

         Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these federal tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

         This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

         We have also examined the income tax laws of the State of California to determine its applicability to the California Insured Municipals Income Trust, Series 235 (the "California Trust") being created as part of the Fund and to the holders of Units in the California Trust who are full-time residents of the State of California ("California Unitholders").

         In connection therewith, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other documents as we have deemed pertinent. The assets of the California Trust will consist of bonds issued by the State of California or a local government of California (the "California Bonds") or by the Commonwealth of Puerto Rico (the "Possession Bonds") (collectively, the "Bonds"). For purposes of the following opinions, it is assumed that each asset of the California Trust is debt, the interest on which is excluded from gross income for federal income tax purposes.

         Neither the Sponsor nor its counsel have independently examined the Bonds to be deposited in and held in the California Trust. However, although we express no opinion with respect to the issuance of the Bonds, in rendering our opinion expressed herein, we have assumed that: (i) the Bonds were validly issued; (ii) the interest thereon is excludable from gross income for federal income tax purposes; and (iii) interest on the Bonds, if received directly by a California Unitholder, would be exempt from the income tax imposed by the State of California that is applicable to individuals, trusts and estates (the "California Personal Income Tax"). This opinion does not address the taxation of persons other than full time residents of California. We have assumed that, at the respective times of issuance of the Bonds, opinions that the Bonds were validly issued and that interest on the Bonds is excluded from gross income for Federal income tax purposes were rendered by bond counsel to the respective issuing authorities. In addition, we have assumed that, with respect to the California Bonds, bond counsel to the issuing authorities rendered opinions that the interest on the California Bonds is exempt from the California Personal Income Tax and, with respect to the Possession Bonds, bond counsel to the issuing authorities rendered opinions that the Possession Bonds and the interest thereon is exempt from all state and local income taxation. Neither the Sponsor nor its counsel has made any review for the California Trust of the proceedings relating to the issuance of the Bonds or of the basis for the opinions rendered in connection therewith.

         Based upon the foregoing, and upon an investigation of such matters of law as we considered to be applicable, we are of the opinion that, under existing provisions of the law of the State of California as of the date hereof:

                    1. The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each California Unitholder will be treated as the owner of a pro rata portion of the California Trusts, and the income of such portion of the California Trust will be treated as the income of the California Unitholders under the California Personal Income Tax.

                    2. Interest on the Bonds which is exempt from tax under the California Personal Income Tax when received by the California Trust and which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, will be excludable from California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to a California Unitholder.

                    3. The California Unitholder of the California Trust will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a Bond (whether by redemption, sale or otherwise) or when the California Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such California Unitholder for federal income tax purposes. However, there are certain differences between the recognition of gain or loss for federal income tax purposes and for California Personal Income Tax purposes, and California Unitholders are advised to consult their own tax advisors. Tax basis reduction requirements relating to amortization of bond premium may, under some circumstances, result in a California Unitholder realizing taxable gain for California Personal Income Tax purposes when a Unit is sold or redeemed for an amount equal to or less than its original cost.

                    4. Under the California Personal Income Tax, interest on indebtedness incurred or continued by a California Unitholder to purchase Units in the California Trusts is not deductible for purposes of the California Personal Income Tax.

         This opinion relates only to California Unitholders subject to the California Personal Income Tax. No opinion is expressed with respect to the taxation of California Unitholders subject to the California Corporation Tax Law and such California Unitholders are advised to consult their own tax advisors. Please note, however, that interest on the underlying Bonds attributed to a California Unitholder that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax. We have not examined any of the Bonds to be deposited and held in the California Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and we express no opinion with respect to taxation under any other provisions of the California law. Ownership of the Units may result in collateral California tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

         We have not examined any of the Bonds to be deposited and held in the California Trusts or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from federal, state or local taxation of interest on the Bonds if interest thereon had been received directly by a Unitholder.

         We have examined certain laws of the State of Pennsylvania (the "State") to determine their applicability to the Pennsylvania Insured Municipals Income Trust, Series 300 (the "Pennsylvania Trust") and to the holders of Units in the Pennsylvania Trust who are residents of the State of Pennsylvania (the "Unitholders"). The assets of the Pennsylvania Trust will consist of interest-bearing obligations issued by or on behalf of the State, any public authority, commission, board or other agency created by the State or a political subdivision of the State, or political subdivisions thereof (the "Pennsylvania Bonds") or by the Commonwealth of Puerto Rico (the "Puerto Rico Bonds," and, collectively with the Pennsylvania Bonds, the "Bonds"). Distributions of income with respect to the Bonds received by the Pennsylvania Trust will be made monthly.

         Although we express no opinion with respect thereto, in rendering the opinion expressed herein, we have assumed that: (i) the Bonds were validly issued by the State or its municipalities, or by the Commonwealth of Puerto Rico, as the case may be, (ii) the interest thereon is excludable from gross income for federal income tax purposes, (iii) the interest thereon is exempt from Pennsylvania State and local taxes and (iv) with respect to the Puerto Rico Bonds, the Puerto Rico Bonds and the interest thereon are exempt from all state and local taxation. This opinion does not address the taxation of persons other than full-time residents of Pennsylvania.

         Based on the foregoing, and review and consideration of existing State laws as of this date, it is our opinion, and we herewith advise you, as follows:

                   (1) The Pennsylvania Trust will have no tax liability for purposes of the personal income tax (the "Personal Income Tax"), the corporate income tax (the "Corporate Income Tax") and the capital stock-franchise tax (the `"Franchise Tax"), all of which are imposed under the Pennsylvania Tax Reform Code of 1971, or the Philadelphia School District Investment Net Income Tax (the "Philadelphia School Tax") imposed under Section 19-1804 of the Philadelphia Code of Ordinances.

                   (2) Interest on the Bonds, net of Pennsylvania Trust expenses, which is exempt from the Personal Income Tax and the Corporate Income Tax when received by the Pennsylvania Trust and which would be exempt from such taxes if received directly by a Unitholder, will retain its status as exempt from such taxes when received by the Pennsylvania Trust and distributed to such Unitholder. Interest on the Pennsylvania Bonds which is exempt from the Philadelphia School Tax when received by the Pennsylvania Trust and which would be exempt from such tax if received directly by a Unitholder, will retain its status as exempt from such tax when received by the Pennsylvania Trust and distributed to such Unitholder. We express no opinion with respect to the treatment of distributions from the Pennsylvania Trust attributable to interest on the Puerto Rico Bonds under the Philadelphia School Tax.

                   (3) Distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Pennsylvania Bond issued on or after February 1, 1994 or a Puerto Rico Bond will be taxable for purposes of the Personal Income Tax and the Corporate Income Tax. No opinion is expressed with respect to the taxation of distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Pennsylvania Bond issued before February 1, 1994.

                   (4) Distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Bond will be exempt from the Philadelphia School Tax if the Bond was held by the Pennsylvania Trust for a period of more than six months and the Unitholder held his Unit for more than six months before the disposition of the Bond. If, however, the Bond was held by the Pennsylvania Trust or the Unit was held by the Unitholder for a period of less than six months, then distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Pennsylvania Bond issued on or after February 1, 1994 or a Puerto Rico Bond will be taxable for purposes of the Philadelphia School Tax; no opinion is expressed with respect to the taxation of any such gains attributable to Pennsylvania Bonds issued before February 1, 1994.

                   (5) Insurance proceeds paid under policies which represent maturing interest on defaulted obligations will be exempt from the Corporate Income Tax to the same extent as such amounts are excluded from gross income for federal income tax purposes. No opinion is expressed with respect to whether such insurance proceeds are exempt from the Personal Income Tax or the Philadelphia School Tax.

                   (6) Each Unitholder will recognize gain for purposes of the Corporate Income Tax if the Unitholder redeems or sells Units of the Pennsylvania Trust to the extent that such a transaction results in a recognized gain to such Unitholder for federal income tax purposes and such gain is attributable to Pennsylvania Bonds issued on or after February 1, 1994 or to Puerto Rico Bonds. No opinion is expressed with respect to the taxation of gains realized by a Unitholder on the sale or redemption of a Unit to the extent such gain is attributable to Pennsylvania Bonds issued prior to February 1, 1994.

                   (7) A Unitholder's gain on the sale or redemption of a Unit will be subject to the Personal Income Tax, except that no opinion is expressed with respect to the taxation of any such gain to the extent it is attributable to Pennsylvania Bonds issued prior to February 1, 1994.

                   (8) A Unitholder's gain upon a redemption or sale of Units will be exempt from the Philadelphia School Tax if the Unitholder held his Unit for more than six months and the gain is attributable to Bonds held by the Pennsylvania Trust for a period of more than six months. If, however, the Unit was held by the Unitholder for less than six months or the gain is attributable to Bonds held by the Pennsylvania Trust for a period of less than six months, then the gains will be subject to the Philadelphia School Tax; except that no opinion is expressed with respect to the taxation of any such gains attributable to Pennsylvania Bonds issued before February 1, 1994.

         Unitholders should be aware that, generally, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for purposes of the Personal Income Tax, the Corporate Income Tax or the Philadelphia School Tax.

         Chapman and Cutler LLP has expressed no opinion with respect to taxation under any other provision of Pennsylvania law. Ownership of the Units may result in collateral Pennsylvania tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

         We have not examined any of the Bonds to be deposited and held in the Pennsylvania Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from federal, state or local taxation of interest on the Bonds if interest thereon had been received directly by a Unitholder.

         Katten Muchin Rosenman LLP may rely on the foregoing opinion for purposes of rendering its opinion to the Fund dated as of today regarding certain New York tax matters.

         The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

         Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

                                                               Very truly yours,


                                                          CHAPMAN AND CUTLER LLP